Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER
among
CATERPILLAR INC.,
BADGER MERGER SUB, INC.
and
BUCYRUS INTERNATIONAL, INC.
dated as of November 14, 2010

i

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Anti-Bribery Laws	3.01(q)(i)
Appraisal Shares	2.02
Bankruptcy and Equity Exception	3.01(d)
Benefit Agreements	3.01(l)(i)
Benefit Plans	3.01(l)(i)
Business Combination	4.02(a)
business day	1.02
CAA	3.01(k)(B)
Cancellation Value	5.04(a)(iii)
CERCLA	3.01(k)(B)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Company Material Adverse Effect	8.03(b)
Closing Date	1.02
Code	2.03(e)
Commonly Controlled Entity	3.01(l)(i)
Company	Preamble
Company Affiliated Group	3.01(m)(xi)(B)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Employees	5.05(a)
Company Letter	3.01
Company MARC Processes	3.01(e)(v)
Company Material Adverse Effect	8.03(c)
Company Owned Properties	3.01(n)(i)
Company Preferred Stock	3.01(c)(i)
Company Real Properties	3.01(n)(i)
Company Real Property Leases	3.01(n)(i)
Company Restricted Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company RSUs	3.01(c)(i)
Company SARs	3.01(c)(i)
Company Significant Subsidiary	8.03(d)
Company Stock Plans	3.01(c)(i)
Contract	3.01(d)
Confidentiality Agreement	4.02(a)

Term	Section
CWA	3.01(k)(B)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(k)(A)
Environmental Law	3.01(k)(B)
Environmental Permits	3.01(k)(iii)
ERISA	3.01(l)(i)
Equity Equivalents	3.01(c)(iii)
Exchange Act	3.01(d)
Exchange Fund	2.03(a)
Excluded Shares	2.01(c)
Filed SEC Documents	3.01
Financing	5.10
GAAP	3.01(e)(i)
Government Antitrust Entity	5.03(d)
Governmental Entity	3.01(d)
Hazardous Materials	3.01(k)(C)
HSR Act	3.01(d)
Incentive Plan	3.01(c)(i)
indebtedness	8.03(e)
Insurance Deadline	5.06(c)
Intellectual Property	3.01(o)(vi)
Intervening Event	4.02(b)
IRS	3.01(l)(ii)
Judgment	3.01(d)
knowledge	8.03(f)/8.03(g)
Law	3.01(d)
Legal Restraints	6.01(c)
Liens	3.01(b)
Maintenance and Repair Contracts	3.01(e)(v)
Material Contract	3.01(h)(ii)
Merger	Recitals
Merger Consideration	2.01(c)
Multiemployer Plan	3.01(l)(iii)
Non — U.S. Benefit Plans	3.01(l)(i)
Parent	Preamble
Parent Material Adverse Effect	8.03(h)
Paying Agent	2.03(a)
Pension Plan	3.01(l)(i)
Permitted Liens	8.03(i)
Permits	3.01(i)(A)
person	8.03(j)
Post-Signing Returns	4.01(b)
Proxy Statement	3.01(d)
RCRA	3.01(k)(B)
Release	3.01(k)(D)

Term	Section
Representative	5.02(c)
RSU Cancellation Value	5.04(a)(ii)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
SOX	3.01(e)(ii)
Specified Contracts	3.01(h)(ii)
Stockholder Approval	3.01(t)
Stockholders Meeting	5.01(f)
Sub	Preamble
Subsidiary	8.03(k)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
Takeover Statute	3.01(r)
tax return	3.01(m)(xi)(D)
taxes	3.01(m)(xi)(A)
taxing authority	3.01(m)(xi)(C)
Termination Date	7.01(b)(i)
Termination Fee	5.07(b)
TSCA	3.01(k)(B)
Welfare Plan	3.01(l)(v)

v

          AGREEMENT AND PLAN OF MERGER dated as of November 14, 2010 (this “Agreement”), by and among CATERPILLAR INC., a Delaware corporation (“Parent”), BADGER MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the “Company”).
          WHEREAS the Board of Directors of the Company, on the one hand, and the Boards of Directors of Parent and Sub, on the other hand, deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which Parent would acquire all of the outstanding share capital of the Company, as the Surviving Corporation in the Merger, and the Company would become a wholly owned subsidiary of Parent, and the Boards of Directors of the Company and Sub have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be; and
          WHEREAS Parent and Sub, on the one hand, and the Company, on the other hand, desire to make certain representations, warranties, covenants and agreements to and with one another in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by Parent and the Company;

provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Chicago, the City of New York or The City of Wilmington, Delaware.
          SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.
          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at or as promptly as practicable following the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
Conversion of Securities
          SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:
          (a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub, or any other direct or indirect wholly-owned Subsidiary of Parent, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.
          (c) Conversion of Company Common Stock. Subject to the allocation and election procedures in Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.02, the Appraisal Shares, together, the “Excluded Shares”), shall be converted into the right to receive $92.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.
          SECTION 2.02. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 2.03. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent in trust for the benefit of holders of shares of Company Common Stock immediately available funds sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock.
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying IRS Form W-9 (or substitute IRS Form W-9) and IRS Form W-8BEN, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.
          (d) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
          (e) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, but only such amounts, as required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

          (f) Termination of Exchange Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) that are held in the Exchange Fund and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any person in respect of any Merger Consideration that would have otherwise have been payable in respect of any Certificate which is delivered to a public official as required by applicable abandoned property, escheat or similar Laws.
          (g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided that (i) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than 30 days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments will be paid to Parent.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the SEC Documents filed or furnished and publicly available prior to the date of this Agreement (the “Filed SEC Documents”) (other than disclosures in the “Risk Factors” sections of the Filed SEC Documents or any disclosures included in the Filed SEC Documents that are cautionary, predictive or forward-looking in nature; provided, that any matter set forth in the Filed SEC Documents shall be deemed to qualify any representation or warranty in this Section 3.01 to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent) or in the applicable section of the letter delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Letter”) (it being agreed that disclosure of any item in any section of the Company Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company Significant Subsidiaries, in each case as amended to the date of this Agreement.
          (b) Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable.
          (c) Capital Structure. (i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value 0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on November 3, 2010, (A) 81,012,931 shares of Company Common Stock (excluding treasury shares) were issued and outstanding (including 436,000 shares of restricted stock (the “Company Restricted Stock”)), (B) 217,200 shares of Company Common Stock were held by the Company as treasury shares, (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares, and (D) 3,232,910 shares of Company Common Stock were reserved for issuance in respect of future grants of awards pursuant to the Bucyrus International, Inc. Omnibus Incentive Plan 2007 (the “Incentive Plan”) and the Bucyrus International, Inc. 1998 Management Stock Option Plan (together with the Incentive Plan, the “Company Stock Plans”). As of November 3, 2010, there are stock appreciation rights (“Company SARs”) outstanding with respect to 2,230,754 shares of Company Common Stock and there are restricted stock units (“Company RSUs”) outstanding with respect to 47,312 shares of Company Common Stock. All outstanding Company SARs, Company Restricted Stock and Company RSUs have been granted under the Company Stock Plans.

No shares of Company Common Stock are owned by any Subsidiary of the Company. As of the date of this Agreement, other than the Company SARs, Company Restricted Stock, Company RSUs and the Company Common Stock and Company Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of August 2, 2007 between the Company and LaSalle Bank National Association (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock or Company Preferred Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.
     (ii) Except as set forth in Section 3.01(c)(i), as of the close of business on November 3, 2010, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock, Company Preferred Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on November 3, 2010 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company SARs or settlement of Company RSUs, in each case outstanding as of November 3, 2010, and only if and to the extent required by their respective terms as in effect on such date, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock, Company Preferred Stock or the value of the Company or any part thereof.
     (iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Company SARs, Company RSUs, and Company Restricted Stock, (A) each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Company securities are traded and (B) in the case of each Company SAR, the per share grant price of such Company SAR was not less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date. All outstanding Company SARs are evidenced by individual written stock appreciation rights agreements in each case substantially identical to one of the forms set forth in Section 3.01(c)(iii) of the Company Letter, copies of which forms have been made available to Parent. Except as set forth on Section 3.01(c)(iii) of the Company Letter, the Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.
     (iv) All Company SARs, Company RSUs and Company Restricted Stock may, by their terms, be treated in accordance with Section 5.04(a). No holder of any Company SAR, Company RSU or Company Restricted Stock is entitled to any treatment of such Company SAR, Company RSU or Company Restricted Stock other than as provided with respect to such Company SAR, Company RSU or Company

Restricted Stock in Section 5.04(a) and after the Closing no holder of any Company SAR, Company RSU or Company Restricted Stock (or former holder of any Company SAR, Company RSU or Company Restricted Stock) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights).
          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(f) and (iii) recommending that the Company’s stockholders adopt this Agreement, which resolutions remain in effect as of the date of this Agreement. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and performance by the Company of its obligations under this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or in the case of clauses (B) and (C) below, give rise to a right of, or result in, termination, cancelation or acceleration of any obligation under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its

Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license (each, including all amendments thereto, a “Contract”), not otherwise terminable by the other party thereto on 90 days’ or less notice or Permit, to or by which the Company or its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, or foreign investment control or similar law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The NASDAQ Stock Market LLC, (V) any filings, notification and reports under state securities, takeover and “blue sky” Laws, and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (e) SEC Documents. (i) Since January 1, 2009, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by the Exchange Act or Securities Act to be filed or furnished at or prior to the time so required (such reports, schedules, forms and statements, the “SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Except as set forth or disclosed in the financial statements (including the notes thereto) included in the Filed SEC Documents, the Company and its Subsidiaries have no liabilities or obligations (other than pursuant to Contracts entered into in the ordinary course of business) of any nature (whether accrued, absolute, contingent or otherwise), except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
     (ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

     (iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.
     (iv) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.
     (v) The Company uses what it deems (in its good faith judgment) to be commercially reasonable processes and procedures for monitoring the financial performance of its “Maintenance and Repair Contracts” (as such term is understood in the industries in which the Company and its Subsidiaries operate) (collectively, the “Company MARC Processes”).
     (vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.
          (f) Absence of Certain Changes or Events. (i) From September 30, 2010 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (w) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (x) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (y) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law or (z) any material tax election or change in any material tax election or any settlement or compromise or any material tax liability or filing of any material amended tax return.
     (ii) From September 30, 2010 to the date of this Agreement, there has not been a Company Material Adverse Effect.

          (g) Litigation. Except as set forth on Section 3.01(g) of the Company Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries other than any such action, suit, claim, hearing, arbitration, investigation or other proceeding that would not reasonably be likely to have a Company Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
          (h) Contracts. (i) Section 3.01(h) of the Company Letter sets forth the following Contracts as of the date of this Agreement:
     (A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;
     (B) each Contract to or by which the Company or any of its Subsidiaries is a party providing for exclusive arrangement regarding, or pursuant to which the Company or any of its Subsidiaries is restricted in any material way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any material way, the development, manufacture, marketing or distribution of their respective products or services, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the business as of the date hereof;
     (C) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness, in each case having an aggregate principal amount in excess of $5,000,000;
     (D) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, except such contract for which any conflict, violation or breach would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;
     (E) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties, maintenance fees or other license fees to third parties in excess of $2,000,000 annually (excluding royalties or license fees for commercial “off-the-shelf” or shrink wrap software);
     (F) each Contract pursuant to which (i) the Company or any of its Subsidiaries is licensed or otherwise permitted by a third-party to use any Intellectual Property (other than “shrink wrap” or “click through” licenses), and (ii) a third-party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or its Subsidiaries, in each case of (i) and (ii) that are material to the business of the Company and its Subsidiaries taken as a whole;
     (G) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;
     (H) each material Contract containing any “non-solicitation”, “no-hire” or similar provision that would restrict the Company or any of its Subsidiaries following the Effective Time, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate their businesses, taken as a whole, as of the date hereof;
     (I) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement that is material to the Company;
     (J) each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last two years in connection with the settlement or other resolution of any material suit, claim, action, investigation or proceeding under which the Company or any of its Subsidiaries currently has a payment or performance obligation that is not material other than any such settlement or resolution for an aggregate amount less than $5,000,000;

     (K) each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending 12-months later, in excess of $10,000,000, except for sales of products in the ordinary course of business, or (ii) in aggregate more than $100,000,000 during the life of the Contract; and
     (L) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries, directly or indirectly, has any obligation with any labor union, works council or similar organization applicable to employees of the Company or any of its Subsidiaries, with a labor contractor, or third-party employer for which the Company or any of its Subsidiaries may have liability that in any such case is material to the operations of the Company and its Subsidiaries taken as a whole.
     (ii) The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (L) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”. The copies of each Specified Contract made available to Parent is in all material respects a true and correct copy thereof, including all material amendments thereto. Each Specified Contract of the Company or any of its Subsidiaries that is material to the result of operation or financial condition of the Company and its Subsidiaries, taken as a whole (a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such invalidity or unenforceability that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any Material Contract, and no event has occurred that (with or without notice, lapse of time or both) would constitute such a default or breach by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto.
          (i) Permits; Compliance with Laws; etc. (A) The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity

(collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted, except for the failure to have such Permits that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance with all applicable Laws and Judgments, and no condition or state of facts exists that could reasonably be expected to give rise to a violation of, or a liability or default under, any such applicable Law or Judgment, except for such noncompliance or such condition or state of facts that would, individually or in the aggregate, not reasonably be likely to have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof could not reasonably be expected to, cause the revocation or cancelation of any Permit, except for such revocation or cancellation that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.
          (B) The Company and its Subsidiaries maintain monitoring programs with respect to their respective distributors and franchisees.
          (j) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. Since September 30, 2010, none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has (A) adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any Benefit Plan or Benefit Agreement (or any arrangement that would be a Benefit Plan or Benefit Arrangement if it had been adopted, entered into or established prior to the date hereof) that would materially increase the cost to the Company or any of its Commonly Controlled Entities with respect to such Benefit Plan, Benefit Agreement or collective bargaining agreement, or (B) has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined that, in either case, would materially increase the cost of any such Pension Plan. Since January 1, 2009, neither the Company nor any of its Subsidiaries has encountered any material labor union organizing activity, or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no material labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened, and no employees of the Company or any of its Subsidiaries who are represented by a labor union, works council or similar organization has been working without a collective bargaining or other labor union agreement in place. Each of the Company and its Subsidiaries and any labor contractor or third party employer as to which the Company or its Subsidiaries may have liability is, and since January 1, 2009, has been, in compliance with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, and immigration, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect and there is no claim pending, or to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is not, in any material respect, in compliance with such applicable Laws and Judgments. There is no unfair labor practice charge or complaint or claim regarding representation against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
          (k) Environmental Matters. Except as disclosed on Section 3.01(k) of the Company Letter, (i) each of the Company and its Subsidiaries is, and has for the past five years been, in all material respects in compliance with all Environmental Laws and any and all past non-compliances have been resolved in all material respects; (ii) neither the Company nor any of its Subsidiaries has received any written communication from any third party, including any Governmental Entity, alleging that the Company or such Subsidiary is in violation of, or may have material liability under, any Environmental Law, (iii) each of the Company and its Subsidiaries possesses (or has timely applied for the renewal thereof) and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the current conduct of its operations and all of such Environmental Permits are valid and in good standing; (iv) neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (v) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (vi) to the knowledge of the Company, there has been no Release of or exposure to any Hazardous Material at any location (including property formerly owned, operated and /or leased by the Company or any of its Subsidiaries as well as property where Hazardous Materials were disposed of or placed by the Company or any of its Subsidiaries) that would reasonably be likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (vii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; and (viii) to the knowledge of the Company, neither the Company nor its Subsidiaries are identified as a potentially responsible party at any site relating to the investigation, characterization or remediation of Hazardous Materials.
          Notwithstanding any other representation or warranty in this Agreement, the representations and warranties in this Section 3.01(k) constitute the sole representations and warranties of the Company and its Subsidiaries relating to any Environmental Law; Environmental Permit; Environmental Claim, Release or Hazardous Substance.
          For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, complaints, Judgments, demands, directives, orders, claims, Liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of any kind (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence of, threat of Release of, Release of or exposure to, any Hazardous Material at any location, and/or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety (as it relates to Hazardous Material exposure), or the protection of endangered or threatened species, including the common law, civil law, tort laws, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Clean Water Act (“CWA”), the Federal Clean Air Act (“CAA”), the Toxic Substances Control Act (“TSCA”), or any similar state or local statute, regulation, or ordinance; (C) “Hazardous Materials” means any petroleum or petroleum products, petroleum fractions or derivatives, crude oil, natural gas, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law, including hazardous substances under CERCLA, hazardous or solid wastes under RCRA, pollutants or contaminants under the CWA and/or CAA, and toxic substances under TSCA; and (D) “Release” means any actual or threatened release, spill, emission, leaking, pumping, emptying, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping or migration into or through the environment or within any building, structure, facility or fixture.

          (l) Employee Benefits Matters. (i) Section 3.01(l)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other material welfare benefit or other similar plan, program, or policy sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”) has any liability, other than benefit plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Non — U.S. Benefit Plans”) (“Benefit Plans”) and any change in control, equity or equity-based compensation or retention and material employment, deferred compensation, severance, termination, employee benefit, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Employee or former employee of the Company or any of its Subsidiaries or current or former independent contractor of the Company or any of its Subsidiaries, on the other hand (“Benefit Agreements”) that, in each case, are in effect, or that the Company any Subsidiary or any Commonly Controlled Entity has an obligation to establish, or with respect to which the Company, any of its Subsidiaries or any Commonly Controlled Entity has any liability as of the date of this Agreement. The Company has delivered to Parent true and complete copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan or such Benefit Agreement for which a summary plan description is required under applicable Law, (C) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any), and (D) the most recent actuarial valuation for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in accordance with its terms, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect. Each Benefit Plan and Benefit Agreement is in compliance in all material respects with applicable Law, including ERISA and the Code other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect, and the Company and the Commonly Controlled Entities, with respect to each

Benefit Plan and Benefit Arrangement are in compliance with applicable Law, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect.
     (ii) Each Pension Plan intended to be tax qualified under the Code is so qualified and is the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to is qualified status under the Code and such letter covers all amendments thereto for which the remedial amendment period (within the meaning of section 401(b) of the Code) has expired, no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan. The Company has delivered to Parent a true and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment.
     (iii) With respect to any Benefit Plan that is subject to Title IV of ERISA (other than a multiemployer plan within the meaning of section 3(37) of ERISA, a “Multiemployer Plan”):
     (A) there has been no reportable event (as described in section 4043 of ERISA);
     (B) no steps have been taken to terminate any such plan;
     (C) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);
     (D) no event or condition has occurred which could reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan;
     (E) the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Seller or any of its Commonly Controlled Entities has requested a funding waiver;
     (F) no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA; and

     (G) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result in a lien being imposed on the assets of the Seller or any of its Commonly Controlled Entities.
     (iv) No Benefit Plan or Benefit Agreement is a Multiemployer Plan and none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has any obligation under or with respect to any Multiemployer Plan, including withdrawal liability.
     (v) Except as disclosed in Section 3.01(l)(v) of the Company Letter, no Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (“Welfare Plan”) provides benefits, and there are no agreements, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) or any similar state statute, other than any noncompliance that is not reasonably likely to have a Company Material Adverse Effect. No Welfare Plan is funded through a “welfare benefit fund” as that term is defined in Section 419 of the Code.
     (vi) Except as disclosed in Section 3.01(l)(vi) of the Company Letter, the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and compliance by the Company with the provisions of this Agreement and the terms of any Benefit Plan or Benefit Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates, (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement or (D) entitle any employee or former employee of the Company or any of its Subsidiaries to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits.
     (vii) Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement where such claims, suits, proceedings or investigations would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
     (viii) All material contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries or Commonly Controlled Entities in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made.
     (ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company or any of its Subsidiaries (or any of their respective directors, officers or employees) has engaged that could subject the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law in an amount that would be material and (B) none of the Company or any of its Subsidiaries (or any of their respective directors, officers or employees), or to the knowledge of the Company, any other fiduciary with respect to a Benefit Plan, has engaged in any transaction that is reasonably likely to subject to the Company or its Subsidiaries to liability for breach of fiduciary duty under ERISA (or indemnification for breach of fiduciary duty) in an amount that would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.
     (x) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (A) was operated in good faith compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008 and (B) has been operated in compliance with Section 409A of the Code since January 1, 2009, other than any such non-compliance that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

     (xi) All Non-U.S. Benefit Plans comply with applicable local law, other than any such non-compliance that would not, individually or in the aggregate, reasonably be likely have a Company Material Adverse Effect. All material Non-U.S. Benefit Plans are listed on Section 3.01(l)(xi) of the Company Letter. The Company and its subsidiaries have no material unfunded liabilities, whether individually or in the aggregate, with respect to any such Non-U.S. Benefit Plan.
          (m) Taxes. (i) Each of the Company, its Subsidiaries and any Company Affiliated Group has timely filed all tax returns required to be filed by it in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company, its Subsidiaries and any Company Affiliated Group has timely paid all taxes shown as due on such returns, or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, or third party.
     (ii) No tax return of the Company, any of its Subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written notice that such an audit or examination is pending has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material taxes due and owing by the Company, any of its Subsidiaries or any Company Affiliated Group. Each material deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid or is being contested in good faith. The relevant statute of limitations is closed with respect to the tax returns of the Company and its Subsidiaries (a) with respect to U.S. federal income tax returns, for all years prior to the tax year ending 12/31/2007; (b) with respect to Australian company tax returns, for all years prior to the tax year ending 12/31/2005; and (c) with respect to the equivalent German tax returns, for all years prior to the tax year ending 5/31/2007.
     (iii) Neither the Company nor any Subsidiary has executed any currently effective agreement waiving or extending the period of assessment or collection of any material taxes.
     (iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings.
     (v) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing or similar agreement, arrangement or practice with respect to taxes or any other material tax indemnity obligation (other than to the Company or any of its Subsidiaries), provided that any indemnity arrangements entered into in the ordinary course of business, including, for example, any tax gross-up provisions in credit arrangements or similar tax provisions in agreements entered into with third parties in the ordinary course of business shall not be considered material.
     (vi) No claim has been made against the Company or any of its Subsidiaries in writing by any taxing authorities in a jurisdiction where the Company or the Subsidiary does not file tax returns that the Company or the Subsidiary is subject to taxation by that jurisdiction.
     (vii) Except as disclosed in Section 3.01(m)(vii) of the Company Letter, no amount, economic benefit or other entitlement could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) that would not be deductible under Section 280G of the Code.
     (viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to quality for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
     (ix) No private letter rulings, technical advice memoranda, closing agreements, advance pricing agreements or rulings have been entered into or issued by any taxing authority within the last five years with respect to the Company or its Subsidiaries.
     (x) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b) or any transaction that did not have “economic substance” within the meaning of Section 7701(o) of the Code.
     (xi) For purposes of this Agreement, (A) “taxes” means all (1) Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, and any tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amount, and (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (B) “Company Affiliated Group” means each affiliated, combined, consolidated, unitary or aggregate group of which the Company is or has been a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (D) “tax return” means any Federal, state or local, domestic or foreign return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document relating to taxes, including any (1) related or supporting information with respect to any of the foregoing (including any certificate, schedule or attachment thereto) and (2) any amendment thereof.
          (n) Properties.
     (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of the material leases, licenses or similar agreements for the use or occupancy of real property to which the Company of any of its Subsidiaries are a party (the “Company Real Property Leases”) and the parcels of real estate owned by the Company and its Subsidiaries as of the date hereof (the “Company Owned Properties”, together with the parcels of real estate covered by the Company Real Property Leases, the “Company Real Properties”), free and clear of all Liens, except for Permitted Liens.
     (ii) All improvements and buildings on the material Company Owned Properties (including the electrical, power, cooling and mechanical infrastructure) are in, in all material respects, good repair, have been maintained in accordance with prudent industry practice, and are in compliance in all material respects with building, zoning and other applicable Laws for their current use.
     (iii) There are no outstanding options, rights of first refusal, rights of first offer, rights of first negotiation or similar rights for the purchase, sale or other disposition of all or any of the Company Owned Properties, or any material portion thereof or material interest therein that would reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate their businesses taken as a whole.
     (iv) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (X) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all of the Company Real Property Leases to which it is a party and under which it is in occupancy, and (Y) each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms.
          (o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect,
     (i) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case free and clear of any Liens other than Liens related to contracts disclosed pursuant to 3.01(h)(i)(3)) the Intellectual Property used in the conduct of their business as currently conducted.
     (ii) To the knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is not subject to any outstanding order, judgment or decree that, in any material way, adversely affects the Company’s or its Subsidiaries’ use of such Intellectual Property.
     (iii) To the knowledge of the Company, none of the Company or any of its Subsidiaries has materially infringed upon or otherwise violated the Intellectual Property rights of any third person during the two (2) year period immediately preceding the date of this Agreement.
     (iv) To the knowledge of the Company, (i) there is no suit, claim, action, investigation or proceeding pending or threatened concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property owned by the Company or its Subsidiaries, and (ii) the Company has not received, within the two (2) years preceding the date of this Agreement, any written notice that remains unresolved alleging that the current use by the Company or its Subsidiaries of the Intellectual Property owned by the Company or its Subsidiaries infringes or otherwise violates in any material respect any rights of any third person.
     (v) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations under this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by the Company or any of its Subsidiaries, or any right of termination, cancelation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which the Company or any of its Subsidiaries is a party or bound, or the loss of any Intellectual Property right, or result in the creation of any Lien in or upon any Intellectual Property right.

     (vi) For purposes of this Agreement, “Intellectual Property” means (i) United States federal, state and foreign trademarks, service marks, brand names, Internet domain names, logos, trade dress and trade names, and all goodwill associated therewith, (ii) United States and foreign patents, patent applications, registrations, continuations, continuations-in-part, divisions or reissues, (iii) registered designs and applications therefor; (iv) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, and (v) works of authorship and the copyrights therein and thereto recognized by the United States and foreign copyright laws.
          (p) Insurance. The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business.
          (q) Unlawful Payments.
          (i) The Company and its Subsidiaries have complied in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. 78m(b)(2) and 78dd et seq., and any other United States and foreign laws concerning corrupt payments (the “Anti-Bribery Laws”).
          (ii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any such persons of the Anti-Bribery Laws.
          (iii) The Company and its Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program and internal controls that includes, at a minimum, policies, procedures, and training intended to enhance awareness of and compliance by the Company or its Subsidiaries with the Anti-Bribery Laws.
          (iv) Neither the Company nor any of its Subsidiaries has received notice that it is under investigation by any Governmental Entity with respect to any material violation by the Company or any of its Subsidiaries of the Anti-Bribery Laws.
          (r) State Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company and the Board of Directors of the Company has taken all action so that (i) Parent will not be an “interested stockholder” or subject to restrictions or delays in entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby and (ii) Section 203 of the DGCL is not applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.
          (s) Company Rights Agreement. The Company has taken all actions necessary to render the Company Rights Agreement inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, and shall take all actions necessary to cause the Company Rights to cease to be outstanding as of the Effective Time and to terminate the Company Rights Agreement immediately prior to the Effective Time.
          (t) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.
          (u) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc. and UBS Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.
          (v) Opinion of Financial Advisors. The Board of Directors of the Company has received the respective written opinions of Deutsche Bank Securities Inc. and UBS Securities LLC to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view.
          SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth in the Parent SEC Documents (other than disclosures in the “Risk Factors” sections of the Parent SEC Documents or any disclosures included in the Parent SEC Documents that are cautionary, predictive or forward-looking in nature; provided, that any matter set forth in the Parent SEC Documents shall be deemed to qualify any representation or warranty in this Section 3.02 only to the extent that it is reasonably apparent that the description of such matter in the Parent SEC Documents would be a qualification with respect to such representation or warranty), Parent and Sub represent and warrant to the Company as follows:
          (a) Organization, Standing and Corporate Power. Each of Parent and Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement, and the bylaws of Parent, as amended to the date of this Agreement, and the certificate of incorporation and bylaws of Sub, as amended to the date of this Agreement.
          (b) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the performance by Parent and Sub with its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the performance by Parent and Sub with its obligations under this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub or any of Parent’s Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub (ii) any Contract or Permit to or by which Parent or Sub or any of Parent’s Subsidiaries is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval) or Judgment, in each case, applicable to Parent or Sub or any of Parent’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub or any of Parent’s Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the performance by Parent and Sub of their respective obligations under this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law or foreign investment control or similar law, (B) the filing with the SEC of the Proxy Statement, and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The New York Stock Exchange, (E) any filings, notification and reports under state securities, takeover and “blue sky” Laws, and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
          (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.
          (d) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving,

Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement.
          (e) Permits; Compliance with Laws. Parent and Sub have in effect all Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted except for the failure to hold such Permits that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement. Each of Parent and Sub is in compliance with all applicable Laws and Judgments, and no condition or state of facts exists that could reasonably be expected to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment, except for such noncompliance or such condition or state of facts that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement.
          (f) Available Funds. Parent has as of the date of this Agreement committed financing with respect to all funds necessary to, and, at the Effective Time, will have available to it all funds necessary to, satisfy all of its obligations hereunder and in connection with the Merger.
ARTICLE IV
Covenants Relating to Conduct of Business
          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to preserve their material assets and technology, their relationships with material customers, suppliers, distributors and others having business dealings with them, to maintain their material franchises, rights and Permits and to comply with the Company MARC Processes. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) (which consent shall not be unreasonably withheld or delayed) of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests, except for (1) dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (2) ordinary quarterly dividends of the Company to holders of Company Common Stock in an amount of not more than $0.025 per share, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company SARs, Company RSU or Company Restricted Stock, except pursuant to the forfeiture conditions of such Company SAR, Company RSU or Company Restricted Stock or tax withholding provisions of such Company SAR, Company RSU or Company Restricted Stock, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) knowingly take any action to amend, modify or change any material term of any indebtedness of the Company or any of its Subsidiaries that would knowingly materially impair the ability the ability of Parent to refinance such indebtedness after the Closing;
     (ii) other than the issuance of shares by the wholly-owned Subsidiary of the Company to the Company or another of its wholly-owned Subsidiaries, issue, deliver or sell any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Company SARs, the settlement of Company RSUs or the vesting of Company Restricted Stock, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans as in effect on the date of this Agreement) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;
     (iii) amend its certificate of incorporation or bylaws (or similar organizational documents);
     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or any other assets outside of the ordinary course of business consistent with past practice, with a value or purchase price in the aggregate in excess of $10,000,000;
     (v) sell, transfer, assign, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including Intellectual Property, any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (A) in the ordinary course of business consistent with past practice, (B) for Permitted Liens incurred in the ordinary course of business consistent with past practice and (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10,000,000 in the aggregate;
     (vi) (A) other than (1) trade debt and trade letters of credit in the ordinary course of business consistent with past practices, (2) draws on revolving credit lines in place on the date of the execution of this Agreement (or replacements thereof) (so long as such replacements do not materially increase the credit line or materially and adversely impact the terms of the credit line) or (3) in an aggregate amount of not more than $10,000,000, incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) customer, dealer or vendor financing in the ordinary course of business consistent with past practices or (2) in an aggregate amount of not more than $10,000,000, make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;
     (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that are in excess of the amounts detailed in Section 4.01(a)(vii) of the Company Letter;
     (viii) subject to Section 4.01(a)(ix), (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (1) in the ordinary course of business consistent with past practice (2) as required by their terms on the date of this Agreement or (3) not to exceed $5,000,000, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the business as of the date hereof;
     (ix) discharge, resolve, settle or satisfy any investigations, claims, or liabilities (whether absolute, accrued, asserted or unasserted,

contingent or otherwise) by or with any Governmental Entity in connection with, or arising out of, or related to any alleged or actual violation of Law (other than any discharge, resolution, settlement or satisfaction involving the payment of money in an amount not to exceed $1 million and which does not involve (A) any non-monetary remedy or relief that imposes a non-de minimis burden on the operation of the business of the Company or its Subsidiaries or (B) any admission by the Company or any of its Subsidiaries of any fault or liability);
     (x) other than in the ordinary course of business consistent with past practices, enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or acquire any material ownership interest in real property used in manufacturing or production;
     (xi) other than in the ordinary course of business consistent with past practices, (A) modify or amend in any material respect, or accelerate, terminate or cancel, any Specified Contract or any Contract that if in existence on the date of this Agreement would have been a Specified Contract or (B) waive any right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder;
     (xii) other than Contracts with customers for the sales of products or services, enter into any Specified Contract;
     (xiii) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will result in a material penalty to the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to forfeit any material rights or benefits in existence on the date of this Agreement;
     (xiv) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with the terms of such Benefit Plan or Benefit Agreement or with applicable Law, as specifically required pursuant to this Agreement, or except as specifically contemplated by Section 5.05(e), (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement (or any arrangement that would be a Benefit Plan or Benefit Agreement if it were in existence on the date hereof), (B) increase the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Employees or any former employee or current or former independent contractor of the Company or any of its Subsidiaries, except for increases in compensation in the ordinary course of business consistent with past practice, (C) grant or amend any award under any Benefit Plan (including the grant or amendment of stock options, restricted stock, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation under Company Stock Plans or otherwise) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (D) increase in any manner the severance or termination compensation or benefits of, any Company Employees or former employees of the Company or any of its Subsidiaries or grant or pay any severance or termination compensation or benefits to any Company Employees or former employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice and in accordance with the terms of the Benefit Plans in effect on the date hereof, (E) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of material compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise;
     (xv) adopt or enter into any collective bargaining agreement or other labor union Contract or agreement with works council or similar organization applicable to the employees of the Company or any of its Subsidiaries or enter into any agreement with a labor contractor or third-party employer for which the Company or any of its Subsidiaries may have liability;
     (xvi) write down any of its material assets, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;
     (xvii) take any action or knowingly fail to take any action which action or failure to act would result in the material abandonment, loss or reduction in value (individually or in the aggregate) of the Intellectual Property of the Company and its Subsidiaries; or
     (xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
          (b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed by each such entity, after taking into account any extensions (“Post-Signing Returns”), all Post-Signing Returns shall be complete and correct in all material respects and, except as required by Law, shall be prepared on a basis consistent with the past practice of the Company, and a then-current draft of any Australian company tax Post-Signing Return or U.S. federal income tax Post-Signing Return shall be provided to Parent at least five days prior to the due date for filing such return, and, to the extent reasonably practicable, the Company shall consider in good faith such reasonable comments as may be provided by Parent; (ii) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent; (iii) except as required by Law, none of the Company or any of its Subsidiaries will make or change any material tax election, settle or compromise any material tax liability or file any material amended returns, in each case without Parent’s consent; and (iv) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

          SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company (i) shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries to, and (ii) shall direct any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to and shall use its reasonable best efforts to cause any such investment banker, attorney, accountant or other advisor or representative not to, directly or indirectly (and it shall direct and cause each applicable Subsidiary, if any, to direct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are substantially similar to those contained in the Confidentiality Agreement, dated as of September 24, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), provided that all such material written information regarding the Company and its Subsidiaries had been provided, or is substantially concurrently provided, to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal or otherwise.
          For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to one transaction or a series of transactions, any merger, consolidation, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction (a “Business Combination”), of (i) assets or businesses that constitute or represent 15% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the

Subsidiaries of the Company which, in the aggregate, directly or indirectly hold at least the amount of the assets equal to the amount referred to in clause (i) above.
          For purposes of this Agreement, the term “Superior Proposal” means any Takeover Proposal that did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any binding changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any closing condition providing for the obtaining of financing, and (iii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation of this Agreement or the Merger, or recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) for any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and, in the case of a Superior Proposal, a nationally recognized financial advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information which it reasonably describes such Intervening Event in reasonable detail, and (B) Parent does not make, within three business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel and, in the case of a Superior Proposal, a nationally recognized financial advisor), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) cause the Board of Directors to conclude that it no longer needs to make an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any binding amendment or modification of such Superior Proposal shall require a new Adverse Recommendation Change Notice and a subsequent one-business day time period (provided that in no event shall any such additional one-business day time period be deemed to shorten the initial three-business day time period)). The Company agrees that, during the period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.
          For purposes of this Agreement, the term “Intervening Event” means an event, which prior to the Stockholder Approval causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event.
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent of (i) any Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal (including any subsequent material amendment or other material modification to such terms and conditions) and the identity of the person making any such Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) promptly following a reasonable request by Parent (but in no event more than one time per week), reasonably update Parent regarding the progress of negotiations concerning the applicable Takeover Proposal, including material amendments as to price and other material terms and (B) as promptly as practicable following receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents providing for or reflecting any material terms or conditions of such Takeover Proposal exchanged between the Company or its Subsidiaries and the person making a Takeover Proposal or any of its affiliates or representatives.
     (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e 2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take any action prohibited by Section 4.02(b) (provided that the parties agree that any “stop-look-and-listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed an Adverse Recommendation Change), unless such action is required by applicable Law and if such action constitutes an Adverse Recommendation Change, then Parent will have the right to terminate under Section 7.01(c).
          SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall and shall cause its Subsidiaries to not engage in any acquisition of assets, businesses or entities related to mining equipment that would, individually or in the aggregate, reasonably be likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting.
          (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.
          (b) Each of the Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement received from the SEC.
          (c) The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

          (d) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.
          (e) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by the other party and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the other party, which approval shall not be unreasonably withheld or delayed.
          (f) The Company shall, subject to applicable law, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) subject to the applicable Law, the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval.
          (g) Within 24 hours following the execution hereof, Parent, as sole stockholder of Sub, shall adopt this Agreement.

          SECTION 5.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request and shall use its commercially reasonable efforts to afford access to Parent and its representatives to the work papers of Deloitte & Touche LLP; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of the Company and its Subsidiaries or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 5.02 shall be directed to the executive officer or other Person designated by the Company. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.
          (b) Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.
          (c) With respect to any inquiry or investigation by a Governmental Entity into actions or practices of the Company, the Company shall, to the extent permitted by applicable Law and without the waiver of any privilege, (A) meet from time to time with the designated representative of the Parent (“Representative”) to provide briefings on the findings of and any significant facts developed in connection with, and any strategy related to, any internal investigations or inquiries being conducted by the Company or its counsel related to the inquiry or investigation of the Governmental Entity; (B) promptly provide the Representative each written communication and a summary of each other substantive communication, excluding any document production, transmitted by or on behalf of the Company or its counsel to the

Governmental Entity or transmitted to the Company from the Government Entity; (C) provide a reasonable opportunity for the Representative to attend any in-person meeting with the Governmental Entity relating to the inquiry or investigation by the Governmental Entity and, prior to attending such in-person meeting, to discuss the content and strategy related to such meeting, subject in each case to the approval of the Governmental Entity; and (D) act in good faith to limit the amount of fines, penalties or any non-monetary obligations imposed by the Governmental Entity with respect to the inquiry or investigation by the Governmental Entity in a manner consistent with prior discussions between Company and the Representative.
          SECTION 5.03. Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 5.03(b)-(f), governing compliance with the HSR Act and obtaining required approvals under the competition and foreign investment control Laws of foreign countries, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement promptly, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.

          (b) Subject to Section 5.03, applicable Law and the other terms and conditions herein provided and without limiting the foregoing, the parties shall:
     (i) use their reasonable best efforts to make their respective required filings under the HSR Act on or prior to November 23, 2010 (it being understood that a failure to file by such date shall not constitute a breach of this Agreement);
     (ii) use reasonable best efforts to cooperate with one another in (A) determining which filings are required (or considered by Parent to be advisable) to be made prior to the Effective Time, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and (B) promptly making all such filings;
     (iii) not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with any Governmental Entity relating to any filings or investigation concerning this Agreement, the Merger or the other transactions contemplated by this Agreement unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Entity prohibits such attendance;
     (iv) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt;
     (v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of applicable Laws; and
     (vi) deliver to the other party’s outside counsel (on an “outside counsel only” basis) complete copies of all documents furnished to any

Governmental Entity as part of any filing excluding any responses to a “second request” from a Governmental Entity or a similar document production.
          (c) Subject to this Section 5.03, Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Government Antitrust Entity or other person relating to the Merger. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any such Government Antitrust Entity or other person with respect to any proposed settlement, consent decree, commitment or remedy in such investigation, litigation or negotiation, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. Each party shall use its reasonable best efforts to support the other party in all material respects in all such negotiations and discussions to the extent requested by the other party.
          (d) Notwithstanding any provisions to the contrary in this Section 5.03, each of the Company (in the case of clause (i)) and Parent (in both cases set forth below) agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust, competition, merger control or foreign investment control Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable; and (ii) the prompt use of its best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would be reasonably likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) the proffer (by a date sufficiently prior to the date referred to in the proviso to Section 7.01(b)(i) to enable the condition set forth in Section 6.01(b) to be satisfied on or prior to that date) and agreement by Parent promptly following any such proffer of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) and agree to and implement such other actions, conditions, or limitations sought by such Government Antitrust Entity if such actions would be reasonably necessary to avoid, prevent, eliminate or remove any of the events described above in this clause (ii); provided that Parent may expressly condition any such sale, lease, license, disposition or holding separate, or any agreement to implement such other actions, conditions or limitations, upon the consummation of the Merger and the other transactions contemplated hereby.
          (e) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation to oppose by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any U.S. or foreign Governmental Antitrust Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company and shall have the obligation to defend any other proceeding filed by such Government Antitrust Entity or other Person seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, and shall use its best efforts to defend such litigation and resist the entry of any temporary, preliminary or permanent injunction or other order that would have the effect of delaying, restraining, preventing, enjoining, or otherwise prohibiting the transactions contemplated hereby, including by taking the actions referred to in clause (d) above.
          (f) (i) Nothing in this Agreement shall require a Party to permit any inspection or disclose any information that in such Party’s good faith judgment would (A) violate any law relating to the sharing of information between competitors, provided that the Parties will provide summaries or aggregations of such information to the extent practicable in a manner that does not result in such a violation or improper disclosure or (B) waive any privilege.
     (ii) Parent and the Company shall give prompt notice to the other party of (A) any representation or warranty made by Parent and Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) or 6.02(a), as the case may be, could not be satisfied or (B) the failure of Parent, Sub or the Company to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) or 6.02(b), as the case may be, could not be satisfied; provided, however, that no such notification or failure to provide such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and a failure to comply with this Section 5.03(f)(ii) will not be deemed a breach of this Agreement.
     (iii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required pursuant to a specified contract with such person
     (iv) Except as prohibited by applicable Law, the Company and Parent shall notify each other of,
               (A) any material notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the other, together with the applicable written notice; and
               (B) any actions, suits, claims, investigations or proceedings commenced against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relates to the consummation of the Merger;
          provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          SECTION 5.04. Equity Awards.
          (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:
     (i) immediately prior to the Effective Time but conditioned upon the Merger, each share of Company Restricted Stock shall become fully vested and free of restrictions and shall be treated in accordance with Section 2.01(c);
     (ii) at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation (the “RSU Cancellation Value”) a cash payment equal to the product of the number of shares of Company Common Stock that are subject to such Company RSU immediately prior to the Effective Time multiplied by the Merger Consideration, which RSU Cancellation Value shall be payable to such holder immediately following the Effective Time (or, if such Company RSU is subject to section 409A of the Code, at such later date provided by the terms of such Company RSU);
     (iii) at the Effective Time, each Company SAR outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation (the “Cancellation Value”) a cash payment equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company SAR immediately prior to the Effective Time multiplied by (B) (x) the Merger Consideration reduced by (y) the exercise price per share of Company Common Stock subject to such

Company SAR, which Cancellation Value shall be payable to such holder at or as soon as practicable, but in no event more than 30 days, following the Effective Time; and
     (iv) the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, stock options, stock units, restricted stock, stock appreciation rights or any other interests in respect of any capital stock (including any phantom stock) of the Company or the Surviving Corporation.
          (b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.
          (c) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 5.05. Employee Benefits.
          (a) Parent agrees that it shall provide or cause to be provided, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, to the employees of the Company and its Subsidiaries (the “Company Employees”) who are employed by the Company or any of its Subsidiaries as of the Closing Date base salary, incentive compensation opportunities and employee benefits which are substantially comparable in the aggregate to the base salary, incentive compensation opportunities and employees benefits provided by the Company and its Subsidiaries to such Company Employees immediately prior to the Closing Date. To the extent applicable, Parent shall cause any employee benefit plans, programs, policies and arrangements of Parent in which the Company Employees are entitled to participate in after the Closing Date to credit, for purposes of eligibility and vesting and, solely for purposes of vacation and severance benefits benefit accrual (but not for any other purpose, including, but not limited to, benefit accrual under an employee pension benefit plan or for accruals or eligibility for retiree medical benefits), service by Company Employees as if such service were with Parent, to the same extent such service was credited under a corresponding Benefit Plan or Benefit Agreement. The foregoing provisions of this Section 5.05(a) shall not apply to any Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or agreement with works council or similar organization, to any Company Employee after termination from employment with the Company or its Subsidiaries, or to any Company Employees outside of the United States whose terms and conditions of employment are governed by applicable law.

          (b) With respect to any Company Employee whose employment is terminated by Parent or any of its affiliates during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide, or shall cause its affiliates to provide, severance benefits to such Company Employee, which shall be no less favorable than in accordance with the severance benefit plan or agreement maintained by the Company or any of its affiliates for the benefit of such Company Employee immediately prior to the Closing Date, taking into account all service with the Company, Parent and their respective affiliates in determining the amount of severance benefits payable. The foregoing provisions of this Section 5.05(b) shall not apply to any Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or agreement with works council or similar organization or to any Company Employees outside of the United States whose severance entitlements are governed by applicable law.
          (c) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to: (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under a corresponding Benefit Plan prior to the Effective Time.
          (d) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to honor the terms of all Benefit Plans and Benefit Agreements existing and as in effect as of immediately prior to the Closing Date, including any provisions relating to change in control.
          (e) Prior to the Closing Date, the Company shall be permitted to enter into the change in control, retention, bonus and compensation arrangements disclosed in Section 5.05(e) of the Company Letter.
          (f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan or Benefit

Arrangement, (ii) give any third party, including Company Employees or any representative thereof, any right to enforce the provisions of this Section 5.05 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (1) maintain any particular benefit plan or (2) retain the employment of any particular employee.
          SECTION 5.06. Indemnification, Exculpation and Insurance.
          (a) Each of Parent, Sub and the Surviving Corporation agrees that it will indemnify, defend and hold harmless the current or former directors or officers of the Company and its Subsidiaries (including by providing all rights to indemnification, advancement of expenses and exculpation from liabilities) for acts or omissions occurring at or prior to the Effective Time to the full extent now existing in favor of such persons as provided in the respective certificates of incorporation or bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries. Any and all indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall, and shall cause the Surviving Corporation to, comply with and honor the obligations under each such agreement.
          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.06.
          (c) Prior to the Closing, Parent shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period;provided, that in the event Parent does not obtain such insurance by the fifteenth business day prior to the Closing Date (the “Insurance Deadline”), Parent shall notify the Company that is has not obtained such insurance and the Company shall have the right to obtain such insurance prior to the effective Time; provided that in no event shall Parent or the Surviving Corporation be required to pay, and in no event shall the Company pay, premiums for insurance under this Section 5.06(c) which in the aggregate exceed 250% of the annual premiums paid by the Company as of the Effective Time for such purpose; provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 250% amount. If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage until the Insurance Deadline, and the Company shall provide reasonable cooperation and information requested by Parent with respect to the procurement of such runoff coverage.
          (d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 5.07. Fees and Expenses. (a) Except as expressly set forth in this Section 5.07, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that (i) a Takeover Proposal has been made to the Company or publicly to its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a bona-fide Takeover Proposal or a bona-fide Takeover Proposal otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.01(b)(i) and the conditions set forth in Section 6.03 would be satisfied if the Closing Date were to occur on the date of such termination or (y) Section 7.01(b)(iii) and (B) prior to the date that is (x) three months after such termination (in the case of Section 7.01(b)(i)) or (y) twelve months after such termination (in the case of Section 7.01(b)(iii)), the Company or any of its Subsidiaries enters into any Acquisition Agreement providing for a Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.07(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to “15% or more” shall be deemed references to “a majority” and a Business Combination shall not be deemed a Takeover Proposal unless it involves a majority of the Company Common Stock), and the Acquisition Agreement or Takeover Proposal in the case of Section 7.01(b)(i) shall be with the Person which made the Takeover Proposal prior to the termination and shall provide for a value per share of Company Common Stock equal to at least $96.60 or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $200 million (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.07(b)(i)(B), no later than the first to occur of such events, in each case to an account designated by Parent.

          SECTION 5.08. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
          SECTION 5.09. Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(s)) requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, neither the Company nor the Board of Directors of the Company shall, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.
          SECTION 5.10. Financing Cooperation. Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and their officers, employees and advisors, including legal and accounting, to provide reasonable cooperation requested by Parent in connection with the arrangement of any debt or equity financing transaction by Parent in connection with the Merger (the “Financing”) after the date hereof, including using its commercially reasonable efforts to (i) provide financial and other relevant information regarding the Company and its Subsidiaries that is reasonably necessary and cooperate in the preparation of pro forma financial information for the Merger (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing) as may be required to obtain the Financing, (ii) cooperate with the marketing efforts for the Financing (including consenting to the reasonable use of the logos of the Company and its Subsidiaries), (iii) participate as appropriate in meetings, presentations, road shows, drafting sessions, and sessions with the rating agencies as are reasonably necessary to consummate the Financing, (iv) assist Parent and its financing sources in the amendment or termination of any of the Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing and conditioned upon the occurrence of the Closing, in each case it being understood and agreed that information and documents provided by the Company and its Subsidiaries may be delivered to agents and lenders and their respective representatives and (v) subject to the appropriate confidentiality undertakings, cooperate reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence.
          SECTION 5.11. Additional Agreements. Each of Parent and the Company agree that:
          (a) Parent shall promptly following the Effective Time move the headquarters of the global mining operations of Parent and its Subsidiaries to the Milwaukee, Wisconsin area; and
          (b) From the Effective Time and for a period of at least three years thereafter, Parent and its Subsidiaries shall market their drag lines and rope shovels under a brand that includes the Bucyrus name.
ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (b) Governmental Notices and Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. All other competition, merger control and antitrust approvals or filings required by the Laws of the countries listed on Schedule 6.01(b) shall have been obtained or terminated or made, as the case may be.
          (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.
          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in (A) Section 3.01(c) and (B) the first, second and third sentences of Section 3.01(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including the date of this Agreement), in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for this purpose all references to “material”, “Company Material Adverse Effect” and similar qualifications as to materiality set forth therein (other than those set forth in Section 3.01(e) (other than the last sentence of subclause (i)), Section 3.01(f), Section 3.01(h)(i), the first sentence of Section 3.01(l), the first reference to “material” in Section 3.01(n)(ii) and the first and second references to “material” in Section 3.01(n)(iii))) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including the date of this Agreement), in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.02(a)(ii) shall be deemed to have been satisfied unless any failure of such representations and warranties of the Company to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought by any Governmental Entity seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, which, if successful, would be reasonably likely to have a Company Material Adverse Effect.
          (d) No Closing Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any Closing Company Material Adverse Effect.
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Sub contained in (A) Section 3.02(d) and (B) the first, second and third sentences of Section 3.02(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including as of the date of this Agreement), in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of Parent and Sub contained in this Agreement shall be true and correct (disregarding for this purpose all references to “material”, “Parent Material Adverse Effect” and similar qualifications as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including as of the date of this Agreement), in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.03(a)(ii) shall be deemed to have been satisfied unless any failure of such representations and warranties of Parent and Sub to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company, if:
     (i) the Merger shall not have been consummated by November 30, 2011 (as such date may be extended in accordance with clause (B) and

(C) of the proviso in this Section 7.01(b)(i), the “Termination Date”) for any reason; provided, however, that (A) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (B) if all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing; provided that such conditions would have been satisfied if the date of extension were the Closing Date) other than the condition set forth in Section 6.01(b), the Termination Date may be extended from time to time by either Parent or the Company until April 30, 2012 and (C) if all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing; provided that such conditions would have been satisfied if the date of extension were the Closing Date) other than the condition set forth in Section 6.01(b), the Termination Date may be extended from time to time by the Company until June 30, 2012;
     (ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or
     (iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;
          (c) by Parent, in the event that an Adverse Recommendation Change has occurred;
          (d) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter; or
          (e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(u), the last sentence of Section 5.02(a), Section 5.07, this Section 7.02 and Article VIII and except for any liabilities or damages resulting from any fraud or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which liability or damages therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.07(b)).
          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):
if to Parent or Sub, to:
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
Facsimile: (309) 675-1795
Attention: Deputy General Counsel
and with a copy to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 701-7711
Attention: John R. Sagan
                  William R. Kucera
if to the Company, to:
Bucyrus International, Inc.
1100 Milwaukee Avenue
South Milwaukee, Wisconsin 53172
Facsimile: (414) 768-5060
Attention: James M. (Buddy) Robinson IV

with a copy to:
Sullivan & Cromwell LP
125 Broad Street
New York, NY 10004
Facsimile: (212) 558-3588
Attention: Scott D. Miller
                   Eric M. Krautheimer
          SECTION 8.03. Definitions. For purposes of this Agreement:
          (a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;
          (b) “Closing Company Material Adverse Effect” means a Company Material Adverse Effect, but not taking into account in such determination any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the Company Letter (except as otherwise provided therein) or from the description of the factual matters set forth in the Filed SEC Documents (excluding for this purpose disclosures in the Filed SEC Documents that are (x) in the “Risk Factors” sections of the Filed SEC Documents or (y) cautionary, predictive or forward-looking in nature);
          (c) “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which the Company and its Subsidiaries operate, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of this Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP, or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Company Material Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of this Agreement or to which Parent otherwise consents in writing, or which Parent requests, (G) change in prices or trading volume of the Company Common Stock, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Company Material Adverse Effect or (H) acts of terrorism not directed at the Company or any of its Subsidiaries or war (whether or not declared) or natural disasters occurring after the date hereof;
          (d) “Company Significant Subsidiary” means a significant subsidiary of the Company as defined under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;
          (e) “indebtedness” means indebtedness for borrowed money and indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security;
          (f) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, of the executive officers of the Company, after due inquiry of their direct reports;
          (g) as it relates to the Parent, “knowledge” means, with respect to any matter in question, the actual knowledge, of the executive officers of Parent, after due inquiry of their direct reports;
          (h) “Parent Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which Parent and its Subsidiaries operate, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of this Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP, or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets (i) provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Parent Material

Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of this Agreement or to which the Company otherwise consents in writing, or which the Company requests, (G) change in prices or trading volume of Parent Common Stock provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Parent Material Adverse Effect or (H) acts of terrorism or war not directed at Parent or any of its Subsidiaries (whether or not declared) or natural disasters occurring after the date hereof.
          (i) “Permitted Liens” means (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; (iv) all Liens that do not materially impair the value or continued use of the property encumbered thereby and (v) all Liens arising under a Specified Contract set forth on Section 3.01(h) of the Company Letter;
          (j) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and
          (k) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
          SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Article of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Exhibit and Schedule hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.
          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
          SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.
          SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.
          SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.
          SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CATERPILLAR INC.
By
	Name:	Douglas R. Oberhelman
	Title:	Chairman and Chief Executive Officer

BADGER MERGER SUB, INC.
By
	Name:	James Nickolas
	Title:	President

BUCYRUS INTERNATIONAL, INC.
By
	Name:	Timothy W. Sullivan
	Title:	President and Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION
1.	The name of the corporation is [NAME OF CORPORATION] (the “Corporation”).
2.	The registered office of the Corporation in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address shall be The Corporation Trust Company.
3.	The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall be authorized to conduct its business or hold property in any part of the United States and its possessions and foreign countries.
4.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.
5.	The Corporation is to have perpetual existence.
6.	The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 6 to directors and officers of the Corporation.

A-2

The rights to indemnification and to the advance of expenses conferred in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Section 6 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, if applicable, employee or agent) of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.